Cycle Country Accessories Corporation
Fiscal 2008 First Quarter Results
February 15, 2008


Operator:          Ladies and gentlemen, thank you for
standing by and welcome to the Cycle Country Accessories Corporation Fiscal 2008 First Quarter Results Conference Call.
At this time all participants are in a listen-only mode. Following today's presentation instructions will be given for the question and answer session. If any one needs assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded today Friday, February 15, 2008.

                   And now I would like to turn the conference over to Mr. Mark Gilbert, Investor Relations. Please go ahead sir.

Mark Gilbert:      Thank you.  Good day everyone, my apologies
for the somewhat late start. We pride ourselves at usually being quite punctual. In any event, my name is Mark Gilbert and I am the Principal at Magellan FIN and I do investor relations on behalf of Cycle Country Accessories. You're listening to the Cycle Country Accessories Q1 Fiscal '08 Conference Call.

                   Before I turn the call over to the CEO,
Randy Kempf of Cycle Country, please let me read the forward-looking statement. I quote. These materials may contain various forward-looking statements and include assumptions concerning Cycle Country's operations, future results, and prospects. These forward-looking statements are based on current expectations and are subject to risks and uncertainties. In connection with the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995 Cycle Country provides the following cautionary statement identifying important factors which amongst others could cause the actual results or events to differ materially from those set forward or implied by the forward-looking statements and related assumptions. End of quote.

                   With that stated, we may now begin the
discussion with the statement by the CEO, Mr. Randy Kempf.

Randy Kempf:       Good morning everybody and let me add my
apologies for the late delay. We had a little, as you probably noted, issue with the phone number. But in any case good morning. With me today is David Davis, our CFO. We are very pleased to announce very strong results for our first quarter with earnings of $0.11 per share, $5 million in revenue. The net income of 735,000 is the largest earnings of a first quarter since the company went public in 2002. As a further point of comparison, our first quarter earnings last year were $0.05 per share. It would be an understatement to point out the positive impact the amount of snow that we have had and continue to have across the entire US Snow Belt as it relates to our volume of snow-related products that we ship in the quarter and continue to ship. The only thing that has kept the snow season from being a perfect storm has been the fairly snow-free winter that Europe is experiencing although our sales to international customers has stayed at the historic 10% of total sales level.

                   Net income for the quarter as I mentioned was 735,000, which was nearly double that of the same quarter of fiscal '07. Operating profits for the business segment of ATV accessories, plastic wheel covers, and contract manufacturing increased by 24%, 35% and 33% respectively over Q1 of '07. While the weather has certainly helped our new product - certainly helped our new products introduced over the past year and a half have also contributed to our results. Even with the strong sales of existing products our new products accounted for 397,000 for the quarter. We have in fact developed 90 new products over the past 18 months and will be introducing an additional 13 major new products at the Power Sports Dealer Exhibition being held in Annapolis this weekend and early into next week. This show is the largest ATV show in North America. We will also be releasing our new fall line catalog which has increased in page count by over 50% from that of last year. The new catalog has an increased focus in product offerings on the UTV or side-by-side market which is growing at a rate of over 20% annually.

                   I would like to personally thank the Cycle
Country management team for their hard work, extra effort, and creative solutions to produce enough quality product to meet the market demand when many of our distributors were forecasting slow sales last fall. The numerous meetings and conversations that we have had with our distributors has served to strengthen our relationship with them as we have helped them grow and have in fact been their largest rated vendor for both days and weeks in a row. Given that our business has historically been very seasonal related to snow products and the results for the first quarter will not likely be replicated in the subsequent quarters of fiscal '08 we do believe that several positive factors will align to make fiscal '08 a very good year. These include the traction that the products introduced previously are gaining; the new UTV forecasted products that we are introducing at the Power Sports Expo Show; the success that we have had at getting our full product breadth into the distributors' catalogs that are the bible for the 12,000 dealers who use them and the likelihood that in this year's pre-season buying program the distributors and dealers will likely purchase a larger quantity of snow-related products just in case the 2008-9 winter season is as good as the 2007-8 season.

                   I will now take questions.

Operator:          Thank you.  Ladies and gentlemen, at this
time we will begin the question and answer session. If you would like to ask a question, please press the star followed by the one on your touchtone phone. If you would like to withdraw your question, please press the star followed by the two. If you are using speaker equipment, you will need to lift the handset before making your selection. One moment please.

                   Our first question comes from the line of Andrew Shapiro with Lawndale Capital Management. Please go ahead.

Andrew Shapiro:    Hi.  The last conference call wasn't that
long ago and off hand I think you initiated a, went to a guidance methodology where it was for the full year and not quarterly which I think was a good move to do. But I don't recall, maybe I just missed it, do you have any updates to the guidance for the year in light of this quarter's better than expected performance for the news as to either less seasonality, your goal of maybe creating profits in the next three quarters that you normally historically have not? What are your thoughts?

Randy Kempf:       We wondered how long it would take someone
to ask that question, Andy. Yes, we are going to stick with our plan of providing only annual guidance as opposed to the quarterly and as you probably recall our original guidance for fiscal '08 was $0.10 to $0.14 per share, roughly 6 million shares. Our, we are at this point going to revise our guidance upward to $0.15 to $0.20 per share for the full year based on as you mentioned the excellent results that we saw on the first quarter and the fact that there's still lots of snow on the ground and also as you've noted is that we do plan on improving on the seasonality that we have seen in the past with our new products and especially the UTV-related products. But still expect that there will be some seasonality just simply because of the large volume of plows that we have been shipping this year and for that matter anticipate shipping late in the year as well if we see some business.

                   So our revised guidance for the year is
going to be $0.15 to $0.20 and we will be making a press release on that shortly.

Andrew Shapiro:    Today?

Randy Kempf:       Likely.

Andrew Shapiro:    Okay.  Now we're in February, I was just
wondering how January went and what your thoughts are on the ability to avoid losses in the typically seasonal next couple of quarters. I don't know how close you really were to past quarters, past years, you know, been pretty seasonal and it was always a loss. Tons of overhead, having spent we'll call it non-winter like product lines. Is it enough to put you guys into the profitability area or not likely?

Randy Kempf:       We believe that the summer months are going
to be positive. The UTV products that we are introducing, the fact that our distributors and last year when we had some problems with our guidance, we over-anticipated the effect of those new products without having been in the distributors catalogs, just based on the timing of when they publish their catalog verses when we had the product developed. This year all the new products not only from last year but the new ones from that we're introducing at the, in Annapolis Power Sports Expo will be in the distributor's catalogs. They already have pricing, pictures, text, everything they need to put them in the catalog and we are working very closely to make that happen. And many of those new products are year-round type products that would go on a UTV. So we don't anticipate significant, well actually we don't anticipate negative months at all at this point in time. But again, time will tell but certainly things are moving in the right direction as we had planned in terms of our focus on developing new products, the 90 new products that we have released so far in the last 18 months. And the fact that they will be in the distributor's catalogs which will get in the hands of some 12,000 dealers. And those, the distributor's catalogs by the way represent nine major distributors that are calling on those 12,000 dealers. So we're going to have a significant more presence with the dealers than we've had in the past.

Andrew Shapiro:    I have a bunch more questions.  I'll ask
one more then I'll go into the question queue but then come back to it. Have you seen, typically you see this in February, have you seen now a slow down in orders for plows or is the order flow still continuing on because we've had a longer winter?

Randy Kempf:       The order flow is continuing but it's
obviously slowed down somewhat from the fairly, I think, tepid rate is the word of October, first quarter. January shipments were very strong and February is continuing to be strong so far but definitely not at the rate of the first quarter or of January. But above what we had planned, quite frankly.

Andrew Shapiro:    Okay, sell through at dealers?  Are you
seeing the sell through or do you have that information flow?

Randy Kempf:       Well, the dealers are the ones that are
pulling the business through the distributors and the distributors then are expediting us like crazy to ship out as much product as we can before the snow melts.

Andrew Shapiro:    Excellent.  I have more questions.  I'm
back into the queue but please come back to it.

Randy Kempf:       Will do Andy.

Operator:          Thank you.  Our next question comes from
the line of Sam Robotsky with SCR Asset Management. Please go ahead.

Sam Robotsky:      Yes, good morning Randy, David.

Randy Kempf:       Good morning Sam.

David Davis:       Good morning.

Sam Robotsky:      There's a wonderful quarter as you sort of
expected and now in the last conference call I guess you spoke about 1.7 million sales for the month of January and your inventory seems to be up about $1 million or so compared to the same time last year. So could you talk about what, how you're doing in January and you know relative in how your inventory is at this point in time? Do you still have a high inventory to sell or what's going on here?

Randy Kempf:       January, actually I was a little bit
pessimistic on where we were going to end in January and I compliment your memory there in that we talked about somewhere around 1.7 million. We actually shipped $1,812,000 in January, gross dollars. We earned probably $430,000 on net revenue and of course those are, you know monthly numbers which we typically would not present in our quarterly summaries but it did beat our target that we had talked about. It beat our plan and it beat our target that we had suggested in our previous conference call. So we're continuing to move in the right direction I guess in follow up to Andy's question regarding the activity that we've seen in where we're shipping.

                   Inventory-wise we actually had drawn down our inventory quite a bit based on the heavy shipments that we were making but are rebuilding that now and are closing in on our delivery date from what the customers are asking for.

Sam Robotsky:      So, what would be a normal rate that you'd
like to have at this point in time? Is there another you want to be below in the 4.5 million range that you sort of get as you move forward, or?

Randy Kempf:       Yes, I don't know that I can give you a
specific number of work from an inventory standpoint but certainly at this time of year we would be expecting that our inventory that we would have of snow-related products would be decreasing but at the same time we would be increasing our inventory on the spring and summer products: mowers, spreaders, sprayers, and those kinds of products which in fact we are building in the plant right now.

David Davis:       This is Dave.  We pretty much, the
inventory is pretty much going to hang around five, to 5.5 million I think is what you'll see going forward due to continuous summer build up of the winter products and building the summer and spring products as they flow out the door. So, you know inventory is probably going to hang around that $5 million mark as kind of a baseline for an average going forward.

Randy Kempf:       We are also planning this year which as
from what I understand from some of the people that have been with Cycle Country a little longer than the year and a half that I have for the first time in the company's history going to be building winter products now, snow plows and push tubes throughout most of the summer. That is going to do a couple things for us one of which is help us and most importantly meet the demand that has been going on now since literally October.
We believe that we may have lost some sales simply because we were not able to produce them, or have as many in inventory as you might have needed up front or been able to ship as fast as we might want to ship. This was a problem by the way that all of our competitors had as well. But we see no risk in building those products throughout the summer and in fact helping us from a cost standpoint late in the year as we don't have to spend as much expenses over time and we'll be able to service our customers in other segments better than what we were able to this year.

Sam Robotsky:      Well that sounds good.  I guess, I mean
with the quarter ending, the previous quarter with 2.8 million in sales you're going to be substantially over that and your profitability should be significant, you know, compared to last year. The small loss that you had and I want to go to the gain that, you spoke of a gain like 0.5 million to 700,000 on the sale of the building. It seems to have come in at about 240,000. Could you sort of address and I assume the 15 to $0.20 doesn't include the gain on the sale of the, you know, the building et cetera. Could you address that?

David Davis:       Sure thing.  I'll address that - this is
Dave again. The gain, the true gain on the exchange of the shares with our founders and his wife and for the Milford property was right around $720,000 and but due to the fact under GAAP rules it's considered a sale lease back arrangement. We have to defer about 400 some thousand dollars of that gain and recognize that as a straight line amortization over the period of the lease. So that leaves only about 200 and some thousand dollars, $240,000 of a gain left down as of the end of the quarter in the income statement right now. But with the sale and lease back the rest will be amortized over the next three years along with the lease payment.

Sam Robotsky:      That sounds good.  I didn't realize, you
know, I guess so that will reduce the rental expense or the income one way or the other because you'll have less expenses or have them offset with the income I guess.

David Davis:       That's correct.  The amortization on the
deal over the next three years will be about somewhere around 12, 13,000 a month. And then lease expense of course is about 15,000 a month so throwing that out to, you know 3-4,000 as a net expense line for an income statement going forward.

Sam Robotsky:      And as far as all the new products, the 80
new products basically that you've come up, basically seen increased interest, increased sales of these new products as they
- I'm not sure. Is it we're talking about 20% increase in sales from the new products?

Randy Kempf:       Our goal is to have 20% of our monthly
sales be from new products, just a corporate goal that we've established. That number gets to be a little tougher to do when you're in the snow season when we have our very high volumes of our traditional snow plows and push tube products but even at that in the first quarter we shipped almost $400,000 worth of new products that were only typically the new, if you will, snow-related products. With the spring season coming on and summer the new products that are UTV-focused and even some of the products that we introduced last year, for example the motorcycle carrier which we've increased our forecast on and in fact we've built quite a bit of inventory relatively speaking for the motorcycle carrier in anticipation of that demand. And have scheduled additional builds throughout the year on that product because we know it's going to be such a hot product this year now that it's in the full line catalog, distributor's full line catalogs and certainly a major part of ours. The fact that the Annapolis trade show, the Power Expo show or Sports Expo show the, our motorcycle carrier is being featured in one of our major distributor's booth who is also at the show.

Sam Robotsky:       Now but also the gain, is that included in
this $0.15 to $0.20 or is it not included?

Randy Kempf:        The gain from the sale of the property?

Sam Robotsky:       Yes.

Randy Kempf:        In part it is.  For the first quarter it
would be included but I don't know if we included it at all in the subsequent quarters budget or planned out.

David Davis:        We've, of course, we've taken the, you
know, the first quarter results and our January results and dropped them in against the, what's remaining of our original projection for this year. So, you know, through January yes the gain is being considered but for the rest of the budget you could say it's not being considered just to make this budget slightly conservative as far as the new forecast of 15 to 20. Throwing in the amortization for the rest of the year, the gain, probably won't (inaudible) period.

Sam Robotsky:       So you would say that $0.025 is included in
the $0.11 in the first quarter as far as the $0.15 to $0.20 projection for the year?

David Davis:        Yes.

Sam Robotsky:       Okay well, just keep up the good work.

Randy Kempf:        Thanks and keep it snowing.

Sam Robotsky:       Alright.

Randy Kempf:        And keep developing new products.  We in
fact are in the process of hiring yet another engineer to help us develop more new products, faster so we're - we found a formula here that seems to be working.

Sam Robotsky:       Good luck.

Randy Kempf:        Thanks.

Operator:           Thank you.  Our next question comes from
the line of Joey Hain with Robotti.  Please go ahead.

Joey Hain:          Hi guys, good morning.

Randy Kempf:        Good morning Joey.

Joey Hain:          What percentage of the snow plow market are
you guys?

Randy Kempf:        We believe we're in the 50% range.

Joey Hain:          50% and can you quantify who the other main
players are?  Is it a very fragmented space?

Randy Kempf:        We believe the biggest competitor is a
product line called Moose which coincidently is sponsored by one of our distributors, Parts Unlimited.

Joey Hain:          And where are they based?

Randy Kempf:        Parts is located in Wisconsin.  They have
distribution centers all over the country and a large number of sales people as well. Those sales people are selling both our product and the Moose plow product...

Joey Hain:          The Moose is a private company...

Randy Kempf:        Done a good job of developing a private
brand around the Moose name and particularly with their plow but fortunately the reputation that Cycle Country has, the history we have, the fact that we are the only company, plow manufacturer for ATVs that offers a lifetime warranty on our plow, our product has features that other competitors don't and we're continuing to evolve those features to stay ahead of and regain our share that we had in the distant past.

David Davis:        Another player in the ATV small plow market
would be Warrn Industry and a smaller company called American
Eagle.

Randy Kempf:        Those are, I would guess very tertiary to
Moose.

Joey Hain:          Now would you consider any of these
companies to be candidates for potential acquisition given the strength that you're seeing in the market and maybe kind of consolidating this niche market even further?

Randy Kempf:        No, quite frankly.  The, I think with what
we're doing in terms of the breadth of line, relationship we're developing and improving with our distributors, the new products we're introducing, the improvements to the plow and other things we're going to be doing there that we can regain the share without having to invest capital to go buy one of these companies to get it that way.

Joey Hain:          So do you believe that these companies are
profitable?

Randy Kempf:        Well Warrn probably is as they, their main
focus is on winches. They are the leader. I don't know the exact numbers but I would guess they're leader. They're probably in the 70 to 80% of the market for winches. And that's again off the top of my head but very, very strong. They're the leader in the industry and innovator in that industry. And the plows that they have are secondary to their winch sales. American Eagle is a relatively small player. I think one or two distributors carry them as a product that they'll use if they for some reason can't get a Cycle Country plow.

Joey Hain:          Okay, switching gears to the John Deere
contract.  Can you guys talk about that a little bit?

Randy Kempf:        We are in terms of John Deere we're, you're
talking about the license, private labeling or the just our sales as contract manufacturing to John Deere?

Joey Hain:          The sales as contract and contract
manufacturing.

Randy Kempf:        We are actually increasing our business to
John Deere sales. I don't have the number right in front of me but the sales to John Deere were up substantially this year over last, quarter-to-quarter.

David Davis:        It was about 400 to $450,000 over last year
and I think a big factor in that is John Deere has come to us and with some of the products that were after market or after production considerations for them they a couple of them they've now thrown in as standard production and so we've seen the quantity demand for those products, you know, just skyrocket from a year ago.

Randy Kempf:        We're shipping from one part number alone
we're shipping probably at least 1,000 or more of one single part number to them every month. It's very nice volume business for us.

Joey Hain:          Wow now let's go into this a little bit
more. Now John Deere, is this expected to be recurring revenue at least in this one part in particular or is this kind of like they outfit a certain amount of places with this? What's the outlook on the quality of the order going forward?

Randy Kempf:        Our relationship with John Deere has been
good. We are meeting their goals in terms of cost reduction targets like many large OEMs request. We are in fact did a reassignment of some resources in our sales organization to focus an individual on OEM accounts and specifically John Deere. We worked very closely with them this past winter to make some design changes if they wanted to make the plow that we OEM for them even beefier and are going to continue working closely with John Deere to get even more business from them.

David Davis:        I guess as far as like the product become
standard production line products, the part into their production from us, we don't see them just all of a sudden dropping off. We see them, you know, staying fairly steady but again, you know, seeing how production line parts or products go, you know, be dependent on what Deere does for their own production build.

Randy Kempf:        Some of the parts we make like the plows
are effectively an accessory. Other parts that we make are in fact, as Dave mentioned, the production item would go on every single unit they sell. We're working on some new products that have not yet been introduced to the market for John Deere that also are considered accessories but have some nice ASB to them.

Joey Hain:          And you believe that these will be well
received by John Deere?

Randy Kempf:        Some of the new products that we're
introducing for the UTVs, for the non-Deere UTVs are seeming to be much in demand so we anticipate that John Deere will see that same demand for their units as well.

Joey Hain:          Anything new with, you know, the golf
parts, EZ Go?

Randy Kempf:        Not much, we're continuing to supply them
with wheel covers, their sales of the SS and AT. The 10 inch AT have been brisk, continue to be brisk. The, we just introduced a 12 inch AT wheel cover. That one will be and is being sold right now into the lawn and garden industry. John, rather EZ Go does not have a 12 inch wheel on their carts. They have 10 inch or eight inch, one of the two so we don't see much activity there on the 12 inch AT but certainly on the zero turn lawn and garden industry we do see some really nice business there. In fact, in that industry we have a sticker that goes on the middle of the hub of the wheel cover and many of the lawn and garden zero turn people have had us make a custom logo to for their own brand identity going on our 10 or 12 inch and in fact the eight inch FS wheel cover.

David Davis:        As far as the other items we're making for
EZ Go and other golf cart OEMs that has been fairly steady so far for the last several months. We haven't really taken on any new products but they haven't given up on any of the products we're wanting them to introduce either.

Joey Hain:          Okay great, thanks guys.

Randy Kempf:        Thanks Joey.

Operator:           Thank you.  Our next question comes from
the line of Andrew Shapiro with Lawndale Capital Management.
Please go ahead.

Andrew Shapiro:     Hi, two follow ups if I could.  Could you
give us an update on your ERP system and the benefits it's provided so far and what benefits have you included in your guidance?

Randy Kempf:        I don't know that we have particularly
folded any of those benefits into it although when you start looking at the results that we saw in the first quarter on given revenue, 5 million versus revenue we've had in other quarters our profits are up substantially over other Q1s where we had higher revenue. And that I think comes from the wisdom of the merger of Cycle Country and Simonsen Iron Works and the anticipated gain we've had there in consolidating some resources, including going from two computer systems, one for Cycle Country and one for Simonsen Iron Works to one being the Epicor advantage system. We are in the process and have focused additional resources on implementing additional modules including some advanced shipping capability. We are going to in the middle of March implement some advanced scanning software. We have another module that we're going to be implementing for a customer connect that will allow customers, distributors primarily to get on our system and enter orders, check on their own order status and shipping status, product availability, pricing, all those kinds of activities. And we have dedicated resources now that are implementing those additional modules which we've already purchased.

David Davis:        Now as we implement those additional
modules, the benefits are going to start reaping as you know much more streamlining efficient billing of shipments and readying our shipments, much better anticipation and planning on inventory builds, what to build, when to build, how to fit it into the plan
as the most efficient.   We gain some of that efficiency, just
implementing this new ERP software from the two separate softwares we were before. So the implementation of these was Vantage or the Epicor people that own Vantage called advanced modules. They just take this to another level where we can become even more streamlined, more efficient which you know ends up being in the (inaudible) either a reduction or not any major increases but we're able to control it better.

Andrew Shapiro:     Okay, in light of that, you talked about
two businesses and two locations here or a monetized one. You're going to have this reduced rental expense over the next three years you mentioned as a means of amortizing in the gain on sale. That will add to your profits. At the end of the three years, you have a view or thought as to your plans? Is this a three year phase down of the location and consolidating your locations whereby the remaining, you know the lease expense will basically go away and you will become more efficient, consolidate one facility? Or do you anticipate you're actually going to need this facility due to the growth and plans for the company?

Randy Kempf:        We have had for some time a plan to
consolidate into the Spencer, Iowa location and out of the Milford, Iowa location. And then when Jim Danbom purchased that facility that solidified that plan and so we are in the process now of developing a, everything from a floor plan all the way up to essentially double the facility in Spencer, Iowa to end up with effectively the same, well actually a little bit more floor space than we have now, or manufacturing warehouse space than we have now between the two facilities. So it is our plan to add on to this Spencer location our corporate offices, approximately doubling it and adding some office space, as well as we are getting fairly cramped now. And we are also looking at other, a few capital investments in addition to that $800,000 laser that we just bought that will be installed in the March-April time frame that will improve our thru put, allow us to respond faster to customer, changing customer demands and reduce our costs because we're going to able to operate that laser for example in a lights out mode.

Andrew Shapiro:     Does that laser by the way expand your
revenue opportunities or is it basically profits, profitability only?

Randy Kempf:        Both actually.  We anticipate by the fact
that it will be able to run 24-7, that will help from a cost standpoint and the fact that we have two lasers, the 2,000 watt Amada laser that we've had for some time and this new 4,000 watt laser which has a full material handling system will satisfy some of our current and our future customers who would request us to have, let's say a back up laser or two lasers as opposed to just one. And obviously with the cost benefit of being able to run in a lights out mode will allow us to expand not only from being more competitive but also from just simple capacity.

Andrew Shapiro:     So when you made the laser purchase
decision, 800,000 what...

Randy Kempf:        I'm sorry?

Andrew Shapiro:     When you made this decision to go for this
laser and all that, what is your - the pay back thresholds your anticipated pay back that made this a compelling investment?

Randy Kempf:        We used a criteria of roughly three to four
years and it turns out this program fell within that range.

Andrew Shapiro:     Okay and when you talked about what do you
think Spencer, is there an estimate yet as to the anticipated capital cost albeit maybe some of its debt finance, but the anticipated capital cost of consolidating the facility?

Randy Kempf:        We believe it's going to cost approximately
$2 million, give or take a little bit to do that. It's a very relatively simple; I mean basically you're going to be building three walls and a roof. We obviously already have the wall there. We already own the property so there's no change there and the Iowa Lakes Development Corporation and Iowa in general are very helpful in helping companies expand in Iowa so we anticipate some participation from the state in that program as well.

Andrew Shapiro:     That cost.  Now we know the small companies
worry about float, et cetera. They worry too much about it but they worry about float but has the Board considered as I had asked you about this earlier, on an earlier a private call I never heard back on but has the Board considered following up on the highly accretive retirement of the Danbom shares or considered buying back its shares given that the company has cash. It has little debt, making money and even after today's announcements and today's price rise it is still trading at a substantial discount to the now much higher book value for the company of about 3.31 a share.

Randy Kempf:        We at this point in time don't anticipate
buying back any additional stock. The Danbom opportunity was somewhat unique in our ability to consolidate the Board and basically rid ourselves of an asset that we were going to have to rid ourselves of eventually anyhow as we wanted to consolidate into the Spencer location. So there was just an alignment of the stars there that worked out very nicely. In terms of, you know, the earnings that we're going to be generating or the cash we're going to be generating, that we look at reinvesting in the business not only in expanding brick and mortar, making additional equipment purchases that make us more efficient like the laser. We are also looking at a new powder coat paint line with increased capacity to be able to do larger parts and the same parts faster which obviously improves our cost base and give us more business from a contract manufacturing standpoint. And in terms of buying back stock as a program at this point, no.
And I guess the third leg of that stool would be position ourselves to acquire companies that, as contrasted to Joey's question about some of our competitors, rather to buy businesses that are in counter cyclic or counter seasonal businesses to our snow plow so that we can level out the valley that we see in the summer.

Andrew Shapiro:     So in your response to Joey about the snow
plow acquisitions it wasn't as if the company wouldn't be in acquisition mode, it's that you weren't going to add to the seasonality but in fact acquisition mode is something you're in.

Randy Kempf:        Absolutely, yes.  And if I didn't make that
clear my apologies is that we feel that we can grow our plow business from where it's at even without making an acquisition of a competitor simply by taking advantage of the very, very strong brand name that Cycle Country has, continuing our evolution of the product. And for example, last year this season we changed the paint from, all of our competitors use a high gloss paint.
We changed ours to a textured paint that has Teflon impregnated into the mix and that has been a phenomenal success in the market not only from appearance standpoint but from how easily the snow is shed from that textured Teflon impregnated paint versus a gloss paint that we and all of our competitors used to use.

David Davis:        As far as, you know, on the acquisition
mode, been looking for counter seasonal, counter cyclical businesses. You know we keep looking. We keep looking for opportunities but it's not to say that we can't grow organically and reduce our own counter seasonal, counter cyclical problems (sp?), obviously an acquisition of a company with the right seasonality section, you know, makes that elimination a lot faster.

Andrew Shapiro:     Well no, but obviously acquisition mode you
have a build up of cash. As long as your stock sells at such a huge discount to the company's book value investing in the company stock to the extent that there is any available, you know, and retiring shares at these attractive prices does generate a return on the company's capital and build shareholder value possibly at even a greater pace than certain investment opportunities unless their payback level is even shorter duration and or the stock price that you could buy entire shares at is at a higher level and that kind of perspective return of that of retirement is obviously lower in terms of buying their shares back. But at 3.31 now I think is your increased book value and your stock as we speak giving you the benefit of the doubt on (inaudible) 2.25. If the shares available are still fairly accretive and provide a certain return to be compared against and tested versus certain other investment opportunities.

Randy Kempf:        One of the things we're doing as well Andy
is that we are in fact next week I'm going out and presenting at a investor conference in New York City and then the following week I'm going to Vegas to present at another one where we are trying to broaden the base to not only include the 20 plus percent that we have of institutional investors we have but to create some demand in the market for more retail.

Andrew Shapiro:     Yes, now just so you know my comments about
use your cash in acquiring shares is not one in anyway about well you know the share price is low, you've got to get the share price up. It's that it's an investment opportunity that's accretive and frankly I prefer you buy back all the shares you can find before you end up having to go to buyers going up to bid up the price because again, it's an accretive use of cash and not one that I care about the buy back support or to move a stock price.

Randy Kempf:        Well I expect that the Board is looking at
a lot of different options to increase shareholder value and to effectively utilize our cash.

Andrew Shapiro:     Yes, I just want you to know where I'm
coming from when I talk about buy back. It's not out of any pain on the stock prices. It's an opportunity and you invest in things, go acquire things. You can't use your stock presently as acquisition currency. It's too cheap and if shares are made available at an attractive price you've got to consider retiring them and being accretive which would only probably attract other prospective shareholders that you eventually go see on your road shows because they see what the company does with its cash that's accretive.

Randy Kempf:        I appreciate your point and let me say as
we focus on, Dave and I and the management team focus on running the company effectively, making good strategic and tactical decisions there are essentially no things that are off the table but at this point in time we're focusing on the operational aspects of the company, putting together a business plan and updating the one we had last year that is of how do we grow our top line and our bottom line to increase overall shareholder value. And again, you know, your proposal certainly would be one that would be considered by the Board.

Andrew Shapiro:     Yes at a minimum but again, not for a press
release hype in any way but at a minimum I don't think the company has an authorized buy back and it ought to be authorized so that you could take advantage of certain opportunities if and when they ever become available. And the Board should have established that at a certain price level the returns on shares of retiring any shares they could buy at 2.x okay that the returns to be had by buying retiring shares at that price are equal to or greater than the returns that could be had by investing in a fourth laser or facility or whatever else that you're considering investing in because it satisfies your payback rule.

Randy Kempf:        Well again, we are in the process of
getting ready to schedule another board meeting in the next month or so.

Andrew Shapiro:     Yes, please put that on the agenda.

Randy Kempf:        On the agenda.

Andrew Shapiro:     Just for again, capital allocation or
reasons not for any price support reasons. Last month you mentioned you were off to Europe to expand sales and how is that likely to go?

Randy Kempf:        Our director of sales is headed to Europe
at the end of this month and will be there for roughly two weeks visiting with our current distributors, making training presentations to them, establishing a stronger working relationship with them and also exploring other avenues of distribution in the European continent.

Andrew Shapiro:     My last question unless someone else asks
questions that raises more from me, Weekend Warrior you guys estimated in a prior, previously would do about 1.25 million for the year versus the 350,000 last year. Can you explain how you think you're going to get there?

Randy Kempf:        We had in the previous year's one large
blip if you will, our sale activity to Pep Boys and as you may recall or be aware is Pep Boys has decided to get out of the ATV business and with that the accessory business so we don't anticipate much more sales to Pep Boys. That was a decision made by their president, announced publicly a couple of months ago. The at the time the sales coverage that we had was through an independent rep that did not have the experience in that market that we should have had. He was doing a credible job for his experience but not enough so that he had all the contacts in the market. We've since hired a new manufacturers rep organization, Pesch (sp?) and Associates who are industry insiders, have relationships, pre-existing relationships with the small box guys as well as the buying associations for small, I'll call them ma and pa and larger tractor supply type people if you will across the country. And they are in fact were two weeks ago in Vegas at the Shot Show presenting our Weekend Warrior product and are with their four man organization are going around the country presenting our product. We have sold some universal snow plows through them and we do have a brand new catalog that we just released for the Weekend Warrior product line that is expanded significantly from last year, a much better catalog so we've now given them the tools to go out and be successful with a sales organization that knows the market with the collateral material in that new catalog that will support them and we are also building inventory to make sure that we can support them once the demand is created.

Andrew Shapiro:     Okay, thank you.

Operator:           Ladies and gentlemen if there are
additional questions please press the star followed by the one.
If you would like to withdraw your question please press the star followed by the two. If you are using speaker equipment, please lift the handset before making your selection.

                    And there are no further questions. I'd like to turn it back over to management for closing remarks.

Randy Kempf:        Well, once again I apologize for the
confusion on the phone number there and appreciate your tenacity in getting to it. In our latest press release we did give the correct number for those who would like to hear a replay of this message. So, that number is correct. We'll do a better job in the future there. But the good news is, is that once you did get here you heard from us on the excellent results we had for the first quarter. January was also strong. It looks to be a very good year. It looks to be that the prospects for the summer months will be good based on the new catalog, the distribution acceptance of our new products, and the impact that will have on the 12,000 or so dealers that use those catalogs. So we look to this year as being an excellent year for Cycle Country, perhaps a record year. We have revised our guidance upward to the 15 to $0.20 range and will again continue with the plan of only providing annual guidance but updating that on a quarterly basis as we see business conditions and the success of new products, or the continuance of no impact in that number. Again, I thank you all for your participation and let's all have a good year. Take care.

Operator:           Thank you ladies and gentlemen.  That does
conclude our conference for today. Thank you for your participation. You may now disconnect.

                    End of conference.  Main menu.